EXHIBIT 99.1

                               REOFFER PROSPECTUS

                               Dated May 12, 2000

                                   PROSPECTUS

                ENVIRONMENTAL PRODUCTS & TECHNOLOGIES CORPORATION

                         492,728 Shares of Common Stock

         This Prospectus covers 492,728 shares of the Common Stock, par value $.01 per share (the "Common Stock") of Environmental Products & Technologies Corporation, a Delaware corporation ("EPTC"). The shares of Common Stock include
(a) 140,000 shares that may be issuable to three individuals formerly affiliated with EPTC pursuant to a settlement and mutual general release agreement (the "SR Agreement"), (b) 60,000 shares issuable to another former affiliate of EPTC pursuant to an Agreement and Mutual Release (the "Lifeline Agreement"), (c) 20,000 shares issued to special legal counsel to EPTC for legal work performed for EPTC, and (d) 272,728 shares issued to other legal counsel to EPTCfor legal work performed and to be performed (collectively, the "Selling Securityholders"). We will not receive any of the proceeds from the sale of securities by the Selling Securityholders.

         Copies of the SR Agreement and the Lifeline Agreement are attached to this Prospectus as Exhibits A and B, respectively.

         Our Common Stock is traded on the OTC Bulletin Board under the symbol "EPTC." On May 10, 2000, the last bid price and ask price for the Common Stock as reported on the OTC Bulletin Board was $1.10 and $1.25, respectively.

         For a discussion of certain factors that should be considered in connection with an investment in EPTC's Common Stock, see "Risk Factors" beginning on page 3.

                            -------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -------------------------

         The Selling Securityholders may from time to time sell all or a portion of the securities offered by this Prospectus in transactions in the over-the-counter market, in negotiated transactions, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Securityholders may effect such transactions by selling such securities directly to purchasers or through dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the securities for whom they may act as agents.

                             ADDITIONAL INFORMATION

         This Prospectus is part of a Registration Statement on Form S-8 (together with all amendments and exhibits (the "Registration Statement") which has been filed by EPTC with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, you may read the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in this Prospectus are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, you may read the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

         We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Exchange Act we file reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information, as well as the Registration Statement and Exhibits of which this Prospectus is a part, filed by us may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the following Regional Offices: 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain copies of such material from the Commission by mail at prescribed rates. You should direct your requests to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. The Commission maintains a web site that contains reports, proxies, and information statements regarding registrants that file electronically with the Commission. The address of the web site is http://www.secgov. Our Common Stock is traded on the Nasdaq Small Cap Market. Reports and other information concerning us can also be obtained at the offices of the National Association of Security Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C., 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We hereby incorporate by reference into this Prospectus the following documents previously filed with the Commission:

         1. Our Annual Report on Form 10-KSB for the year ended September 30, 1999.

         2. Our Quarterly Report on Form 10-QSB for the quarter ended December 31, 1999.

         3.       The   description  of  our  Common  Stock   contained  in  our
                  Registration  Statement on Form SB-2/A,  dated  September  17,
                  1998.

         All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering are deemed incorporated by reference in this Prospectus and are a part of this Prospectus from the date of the filing of such documents. See "Additional Information." Any statement contained in a document incorporated or deemed to be incorporated in this Prospectus by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         We will provide without charge to each person to whom this Prospectus is delivered, upon request of any such person, a copy of any of the foregoing documents incorporated in this Prospectus by reference, other than exhibits to such documents not specifically incorporated by reference. Written or telephone requests should be directed to our President at our principal executive offices:
Environmental Products & Technologies Corporation, 5380 North Sterling Center Drive, Westlake Village, California, telephone number (818) 865-2205.

                                  RISK FACTORS

         Purchasing shares of Common Stock in Environmental Products & Technologies Corporation is risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, among others.

         Forward-Looking Statements. The following cautionary statements are made pursuant to the Private Securities Litigation Reform Act of 1995 in order for EPTC to avail itself of the "safe harbor" provisions of that Act. The discussions and information in this Prospectus including the documents incorporated by reference may contain both historical and forward-looking statements. To the extent that the Prospectus contains forward-looking statements regarding the financial condition, operating results, business prospects or any other aspect of EPTC, please be advised that our actual financial condition, operating results and business performance may differ materially from that projected or estimated by us in forward-looking statements. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, intense competition, including entry of new competitors, increased or adverse federal, state and local government regulation, inadequate capital, unexpected costs, lower revenues and net income than forecast, price increases for supplies, inability to raise prices, the risk of litigation and administrative proceedings involving EPTC and its employees, higher than anticipated labor costs, the possible fluctuation and volatility of EPTC's operating results and financial condition, adverse publicity and news coverage, inability to carry out marketing and sales plans, loss of key executives, technological advances or product obsolescence, changes in general economic conditions, changes in interest rates, inflationary factors, and other specific risks that may be alluded to in this Prospectus or in other reports filed by us.

         Accumulated Deficit; History of Operating Losses; Expectation of Future Losses. We have experienced significant operating losses since our inception. Such losses have resulted principally from no revenues from operations and costs associated with the acquisition of our technologies and general and administrative expenses. We have generated no revenues from operations and incurred increased losses to date. We expect that we will continue to incur losses until such time, if ever, as revenues from product sales are sufficient to fund our continuing operations. Our profitability will depend on our ability to commercialize our waste management system. We cannot assure that we will ever generate sufficient revenues to achieve profitability.

         Development Stage Company. We have been designated by our independent auditors as a development stage company in accordance with SFAS 7 "Accounting and Report by Development Stage Enterprises" which defines a development stage company as an enterprise that devotes substantially all of its time to establishing a new business and has not yet commenced its planned operations. At this time we cannot assure that we will be able to raise sufficient capital and develop a profitable market for our planned product. Our business is capital intensive. We cannot assure that we will not encounter unforeseen difficulties that may deplete capital resources more rapidly than anticipated, which would require that we seek additional funds through equity, debt or other external financing. In any event, it is likely that we will attempt to raise additional capital to meet our obligations and to accelerate our growth. We cannot assure that any additional capital resources which we may need will be available to us if and when required, or on terms that will be acceptable to us. If additional financing is required, or desired, we may be required to forgo a substantial interest in our future revenues or dilute the equity interests of existing stockholders, and a change in control of the Company may result. Further, if we are unable to obtain necessary financing, we may be required to significantly curtail our activities or cease operations.

         Limited Operating History; New Business; No Product Sales. We have a limited operating history and have not generated any revenues to date. We cannot assure that we will be able to market our waste management system, products and services successfully. While attempting to commercialize our products, we will be subject to risks inherent in a new business. Such risks include unanticipated problems relating to environmental regulatory compliance, the competitive environment in which we operate and marketing problems, and additional costs and expenses that may exceed current estimates. We cannot assure that, even after the expenditure of substantial funds and efforts, we will ever achieve or maintain a substantial level of sales of our products. The failure to successfully market our products and services will have a material adverse effect on our financial condition, business and results of operations.

         Uncertain Market Acceptance of Our Products. Through May 10, 2000, we have had no sales of our waste management system. We cannot assure that significant, or any, sales will occur or that our waste management system will obtain broad, or even limited, market acceptance. The decision by a potential customer to utilize our waste management system is, among other things, technical in nature, requiring the customer to make an evaluation as to whether changes in its capital equipment or operating procedures will be required in order to realize the performance benefits of our products. We cannot assure that potential customers will choose to change their equipment or established procedures or be willing to incur any necessary costs to make such changes or that the benefits derived from utilizing our waste management system will outweigh the costs incurred to make such changes.

         Further, we cannot assure that all customers will experience the performance and cost advantages expected by us. For example, a by-product of our waste management system is the ability to convert the methane by-product into electricity. Such ability may be of little or no interest to consumers at a time when electricity is relatively inexpensive. If we are not successful in marketing our waste management system, our ability to generate revenues will be greatly diminished and we will be dependent on other future products and services that may be developed or otherwise obtained by us. We cannot assure that our waste management system will be successfully marketed or that future products and services will be developed or obtained.

         Development Risks. EPTC is a development stage company. We have products in various stages of development, and have not recognized any revenue from the sale of our products. We have developed and plan to market new products and new applications of technology and, accordingly, are subject to risks associated with such ventures. Our probability of success must be considered in light of the expenses and delays frequently encountered in connection with the operation of a new business and the development of practical production techniques for new products. Our failure to effect prompt repairs and otherwise keep our waste management systems operating at targeted capacities could have a material adverse effect on our business, financial condition and results of operations. We may experience problems associated with the manufacturing, assembling and engineering of additional waste management systems, including, without limitation, cost overruns, start-up delays and technical or mechanical problems. To date, we have engaged in only limited manufacturing and we cannot assure that our efforts to expand our manufacturing capabilities will not exceed estimated costs or take longer than expected, or that other unanticipated problems will not arise that would materially adversely affect our business and results of operations.

         Dependence on Major Subcontractors and Suppliers. We rely on subcontractors and suppliers to manufacture subassemble and perform certain testing of all of the components of our waste management system. We plan to outsource the manufacture of major components and complete final assembly and testing of our waste management systems at our customers' operations. The inability to develop relationships with, or the loss of, subcontractors or suppliers, or the failure of our subcontractors or suppliers to meet our price, quality, quantity and delivery requirements, could require us to reduce or eliminate expenditures for research and development, production or marketing of our products, or otherwise to curtail or discontinue our operations, which could have a material adverse effect on our business, financial condition and results of operations.

         Product Warranty. We intend to warrant our waste management systems to be free of defects in workmanship and materials for 90 days from installation at the location of the end user. We cannot assure that we will not experience warranty claims or parts failure rates in excess of those which we have assumed in pricing our products and spare parts. Any such excess warranty claims or spare parts failure rates could have a material adverse effect on our business, financial condition or results of operations. We currently have no experience with warranty claims relating to our products.

         Dependence on a Single Product Line. We anticipate that we will derive substantially all of our revenue in the foreseeable future from sales of our waste management systems, related consumables and spare parts. If we are unable to generate sufficient sales of our waste management systems due to market conditions, manufacturing difficulties or other reasons, we may not be able to continue our business. Similarly, if purchasers of our waste management systems were to continue utilizing current waste management practices, our business, results of operations and financial condition could be materially adversely affected. Dependence on a single product line makes us particularly vulnerable to the successful introduction of competitive products.

         No Product Liability Insurance. We could be subject to product liability claims in connection with the use of the products that we sell. We cannot assure that we would have sufficient resources to satisfy any liability resulting from these claims or would be able to have our customers indemnify or insure us against such claims. We do not currently carry product liability insurance and we cannot assure that such coverage, if obtainable, would be adequate in terms and scope to protect us against material adverse effects in the event of a successful product liability claim. Accordingly, any product liability claim brought against us could, and probably would, have a material adverse effect on or business, financial condition and results of operations.

         Risks Inherent in International Operations. We intend to market our products and services internationally and plan to seek opportunities overseas, either independently or through joint ventures or other collaborative arrangements with strategic partners. To the extent that we operate our business overseas and/or sell our products in foreign markets, we will be subject to all of the risks inherent in international operations and transactions, including the burdens of complying with a wide variety of foreign laws and regulations, exposure to fluctuations in currency exchange rates and tariff regulations, potential economic instability and export license requirements. In addition, international environmental regulations and enforcement of such regulations vary by country and are subject to changes which may adversely affect our operations.

         Competition. We will directly and indirectly compete with other businesses, including businesses in the solid waste collection and disposal business. In many cases, these potential competitors are larger and more firmly established than we are. In addition, many of such potential competitors have greater marketing and development budgets and greater capital resources than we have. Accordingly, we cannot assure that we will be able to achieve and maintain a competitive position in the businesses in which we will compete.

         Dependence on Patents and Proprietary Technology. Our success will depend, in part, on our ability to maintain protection for our products and processes under United States and foreign patent laws, to preserve our trade secrets and to operate without infringing the proprietary rights of third parties. Currently, a portion of the technology for our waste management system is licensed from third parties and we have not obtained indemnification from the licensors of such technology. Accordingly, if the technology licensed by such licensors to us infringes the rights of third parties, we could be held liable for damages to such third party and could not seek reimbursement from the licensor. We do not maintain any insurance to protect against such claim and, if such a claim were made against us it could have a material adverse effect on our business, financial condition and results of operations. We do not possess any patents but do have applications pending. We cannot assure that any issued patents will afford adequate protection to us or not be challenged, invalidated, infringed or circumvented or that any rights thereunder will afford competitive advantages to us. Furthermore, we cannot assure that others have not independently developed, or will not independently develop, similar products and technologies or otherwise duplicate any of our products and technologies.

         We cannot assure that the validity of any patent issued to us or any licensor of technology to us would be upheld if challenged by others in litigation or that our activities would not infringe patents owned by others. We could incur substantial costs in defending ourselves in suits brought against us, or in suits in which we seek to enforce our patent and/or license rights against others. Should our products or technologies be found to infringe patents issued to third parties, we would be required to cease the manufacture, use and sale of our products and we could be required to pay substantial damages. In addition, we may be required to obtain licenses to patents or other proprietary rights of third parties in connection with the development and use of our products and technologies. We cannot assure that any such licenses required would be made available on terms acceptable to us, or at all.

         We also rely on trade secrets and proprietary know-how, which we seek to protect, in part, by confidentiality agreements with our employees, consultants, advisors and others. We cannot assure that such parties will maintain the confidentiality of such trade secrets or proprietary information, or that our trade secrets or proprietary information will not otherwise become known or be independently developed by competitors in a manner that would have a material adverse effect on our business, financial condition and results of operations.

         Dependence on Environmental Regulation. Federal, state and local environmental legislation and regulations mandate stringent waste management and operations practices, which require substantial capital expenditures and often impose strict liabilities for non-compliance. Environmental laws and regulations are, and will continue to be, a principal factor affecting demand for the technology and services being developed or offered by us. The level of enforcement activities by federal, state and local environmental protection and related agencies, and changes in regulations and waste generator compliance activities, will also affect demand. To the extent that the burdens of complying with such laws and regulations may be eased as a result of, among other things, political factors, or that producers of industrialized farm waste find alternative means to comply with applicable regulatory requirements, demand for our products and services could be adversely affected, which could have a material adverse effect on our business, financial condition and results of operations. Any changes in these regulations which increase compliance standards may require us to change or improve our operating procedures. To the extent we conduct our business overseas, international environmental regulations will be applicable. Such regulations vary by country and are subject to changes which may adversely affect our operations.

         Regulatory Status of Operations. Our customers and we operate in a highly regulated environment, and our potential customers and/or our products and services may be required to have various federal, state and/or local government permits and authorizations, registrations and/or exemptions. Any of these permits or approvals may be subject to denial, revocation or modification under various circumstances. Failure to comply with the conditions of such permits, approvals, registrations, authorizations or exemptions may adversely affect the installation or operation of our waste management system and may subject us to federal, state or locally-imposed penalties. Our ability to satisfy the permitting requirements for a particular installation does not assure that permitting requirements for other installations will be satisfied. In addition, if new environmental legislation is enacted or current regulations are amended or are interpreted or enforced differently, our customers or we may be required to obtain additional operating permits, registrations, certifications, exemptions or approvals. We cannot assure that our customers or we will meet all of the applicable regulatory requirements.

         Potential Environmental Liability. Our business exposes us to the risk that harmful substances may be released or escape into the environment from our processes or equipment, resulting in potential liability for the clean-up or remediation of the release and/or potential personal injury associated with the release. Liability for investigation and/or clean-up and corrective action costs exists under the Comprehensive Environmental Response, Compensation and
Liability Act of 1980, as amended ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and corresponding state laws. Additionally, we are potentially subject to regulatory liability for the generation, transportation, treatment, storage or disposal of hazardous waste if we do not act in accordance with the requirements of federal or state hazardous waste regulations or facility specific regulatory determinations, authorizations or exemptions. We are also potentially subject to regulatory liability for releases into the air or water under the Clean Air Act of 1970, as amended, and the Federal Water Pollution Control Act of 1972, as amended (hereinafter the "Clean Water Act"), and analogous state laws and regulations and various other applicable federal or state laws and regulations if we do not comply with those requirements.

         Dependence on Key Management and Personnel. We are highly dependent upon the efforts of our senior management and, effective April 15, 1998, entered into a four-year employment agreement with Marvin Mears, our President and Chief Executive Officer. We do not possess any key-man life insurance on Mr. Mears but intend to apply for a $1 million key-man life insurance policy on him. No assurance can be given that we will be able to obtain such a policy or, if obtainable, that it will be on terms favorable to us. We are also dependent upon our other management personnel, as well as certain scientific advisors and consultants. The loss of the services of one or more of these individuals could have a material adverse effect upon us. Our future success will depend in large part upon our ability to attract and retain additional highly skilled scientific, managerial, manufacturing and marketing personnel. We face competition for hiring such personnel from other companies, research and academic institutions, government agencies and other organizations. We cannot assure that we will continue to be successful in attracting and retaining such personnel.

         Prior Legal Actions Involving Chief Executive Officer and Principal Stockholders. On March 12, 1993, the United States District Court for the Central District of California permanently enjoined Mr. Marvin Mears, the President, Chief Executive Officer, Director and a major stockholder of EPTC, from, among other things, future violations or aiding and abetting violations of the antifraud provisions of the Securities Act of 1933, as amended (the "1933 Act"), and the Securities Exchange Act of 1934 (the "1934 Act"), as amended. Further, Mr. Mears was permanently restrained and enjoined from making any untrue statement of a material fact in any registration statement, application, report, account, record or other document filed or transmitted pursuant to the Investment Company Act of 1940, or omitting to state therein any fact necessary in order to prevent the statements made therein, in light of the circumstances under which they were made, from being materially misleading in violation of the

Investment Company Act of 1940. In addition, by order dated February 27, 1996, Mr. Mears, without admitting or denying any of the findings contained in an order issued by the Securities and Exchange Commission, consented to the entry of an Order Making Findings and Imposing Sanctions Pursuant to Section 9(b) of the Investment Company Act of 1940 whereby Mr. Mears agreed to be barred from association with any investment advisor or investment company.

         In February 1993, the United States District Court for the Central District of California permanently enjoined Mr. Morris Lerner, a major stockholder of EPTC and formerly an officer and director of the Company, from, among other things, future violations or aiding and abetting violations of the antifraud provisions of the 1933 Act and the 1934 Act. In addition, Mr. Lerner was permanently restrained and enjoined from making any untrue statement of a material fact in any registration statement, application, report, account, record or other document filed or transmitted pursuant to the Investment Company Act of 1940, or omitting to state therein any fact necessary in order to prevent the statements made therein, in light of the circumstances under which they were made, from being materially misleading in violation of the Investment Company Act of 1940.

         Control by Existing Management. Our executive officers and directors currently beneficially own approximately 40% of the outstanding shares of Common Stock. These persons, if acting in concert, will have significant voting power with respect to the election of directors and, in general, the outcome of any other matter submitted to a vote of stockholders.

         Potential Adverse Effects of Preferred Stock. Our Certificate of Incorporation authorizes the issuance of shares of "blank check" preferred stock, which will have such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. The preferred stock could be utilized to discourage, delay or prevent a change in control of us. Although the we have no present intention to issue any shares of preferred stock other than the shares of Series A Preferred Stock currently outstanding, we cannot assure that we will not do so in the future.

         No Dividends. We have not paid any cash dividends on our Common Stock and do not expect to declare or pay any cash or other dividends in the foreseeable future. We intend to retain earnings, if any, to provide funds for the expansion of our business. So long as any shares of Series A Convertible Preferred Stock are outstanding, we may not, without first obtaining the approval of the holders of 67% of the then outstanding shares of Series A Convertible Preferred Stock, redeem, declare or pay any dividend or distribution with respect to shares of Common Stock.

         Outstanding Warrants and Options. Exercise of Registration Rights. We have outstanding (i) warrants to purchase an aggregate of 25,000 shares of Common Stock at an exercise price of $2.00 per share; (ii) warrants sold in a private placement (the "Private Placement Warrants") to purchase 25,000 shares of Common Stock at an exercise price of $3.875 per share; and (iii) options to purchase an aggregate of 330,000 shares of Common Stock granted under our 1996 Stock Option Plan at an exercise price of $.1875 per share. We have reserved an aggregate of 400,000 shares of Common Stock for issuance our stock option plan. Holders of such warrants and options are likely to exercise them when, in all likelihood, we could obtain additional capital on terms more favorable than those provided by such warrants and options. Further, while these warrants and options are outstanding, our ability to obtain additional financing on favorable terms may be adversely affected.

         Risks Associated with Management of Potential Growth. Our growth is expected to place a significant strain on our managerial, operation, financial and information systems resources. To accommodate our current size and manage growth, we must continue to implement and improve our operational, financial and information systems, and expand, train and manage our employee base. Additionally, expansion of our information and network systems is required to accommodate our growth. We cannot assure that we will be able to manage the expansion of our operations effectively, or that our facilities, systems, procedures or controls will be adequate to support our operations. Our inability to manage our future growth effectively would have a material adverse effect on our business, financial condition and results of operations. This problem may be exacerbated to the extent we continues to acquire additional technologies, as each such technology must then be integrated into our operations and systems.

         Delaware Anti-Takeover Statute; Issuance of Preferred Stock; Barriers to Takeover. We are a Delaware corporation and thus, are subject to the prohibitions imposed by Section 203 of the Delaware General Corporation Law, which is generally viewed as an anti-takeover statute. In general, this statute prohibits us from entering into certain business combinations without the approval of our Board of Directors and, as such, could prohibit or delay mergers or other attempted takeovers or changes in control with respect to the Company. Such provisions may discourage attempts to acquire us. In addition, our authorized capital consists of 40,000,000 shares of capital stock of which 20,000,000 shares are designated as Common Stock and 20,000,000 shares are designated as preferred stock. The Board of Directors, without any action by our stockholders, is authorized to designate and issue shares in such classes or series (including classes or series of preferred stock) as it deems appropriate and to establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of preferred stock and other classes of Common Stock that may be issued may be superior to the rights granted to the holders of the existing classes of Common Stock. Further, the ability of the Board of Directors to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal regarding us and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of Common Stock. Issuance of preferred stock, which may be accomplished through a public offering or a private placement, may dilute the voting power of holders of Common Stock (such as by issuing preferred stock with super voting rights) and may render more difficult the removal of current management, even if such removal may be in the stockholders' best interests. Any such issuance of preferred stock could prevent the holders of Common Stock from realizing a premium on their shares.

         Limited Market for the Common Stock - Delisting from OTC Bulletin Board. Our Common Stock is traded on the OTC Bulletin Board, but is not listed on any stock exchange or on NASDAQ. Trading volume in the Common Stock has fluctuated considerably in the recent past. We filed for the registration of the entire class of our Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act" ), in order to make us a "reporting company." Accordingly, we are required to file all of the reports, proxy statements and other information required to be filed with the Securities and Exchange Commission (the "Commission") under the Exchange Act. In 1999 and 2000, we were late in filing our periodic reports with the Securities and Exchange
Commission, primarily because of a lack of funding to pay the costs of the reports and related audit of our financial statements. As a result, our stock was temporarily delisted from trading on the OTC Bulletin Board and thereafter traded sporadically only on the "pink sheets." In March 2000, EPTC filed the necessary public reports and audited financial statements, making it eligible again for trading on the OTC Bulletin Board. There is no assurance, however, that EPTC, will remain current with its public reports and audited financial statements, especially in light of its severe lack of capital. If we do not continue to file our public reports with the Securities and Exchange Commission on a timely basis, our Common Stock will again be delisted from the OTC Bulletin Board, potentially reducing liquidity and causing a decline of our stock price.

         Possible Volatility of Stock Prices; Penny Stock Rules. The over-the-counter markets for securities such as our Common Stock historically have experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and general trends in the investment markets, as well as general economic conditions and quarterly variations in our results of operations, may adversely affect the market price of our Common Stock. Moreover, unless and until it is approved for quotation on NASDAQ, our Common Stock could become subject to rules adopted by the Commission regulating broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or the NASDAQ system). Unless an exemption from the definition of a "penny stock" were available, any broker engaging in a transaction in our Common Stock would be required to provide any customer with a risk disclosure document, disclosure of market conditions, if any, disclosure of the compensation of the broker-dealer and its salesperson in the transaction, and monthly accounts showing the market values of our Common Stock held in the customer's account. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. It may be anticipated that a number of brokers may be unwilling to engage in transactions in our Common Stock because of the need to comply with the "penny stock" rules, thereby making it more difficult for purchasers of Common Stock offered hereby to dispose of their shares. Our Common Stock is covered by a Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding

$200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect the ability of purchasers in this offering to sell their shares in the secondary market.

         Risks of Decline in Stock Price. The market trading price of our stock could decline or become volatile because of the eligibility of the Common Stock covered by this Prospectus to be sold in the open market. This Prospectus causes the supply of free trading shares to increase substantially. We cannot assure that the price of our stock on the OTC Bulletin Board or "pink sheets" will not decline because of the availability of the Common Stock covered by this Prospectus for potential sale, and for other reasons. EPTC may register more shares of its stock in the future, potentially increasing the supply of free trading shares and possibly exerting downward pressure on our stock price.

         Risk of Dilution Through Additional Issuances of Shares. We may issue more shares of our common or preferred stock in the future in order to raise capital and make acquisitions of other businesses. Outstanding warrants and stock options may be exercised, causing more dilution in the outstanding shares of our capital stock. We are generally permitted to issue additional shares of our capital stock with the approval of our Board of Directors and without the consent of EPTC's shareholders.

         Risk of Failure of Settlement Agreements. The SR Agreement with John Bird and his sons (collectively, the "Plaintiffs"), a copy of which is attached to this Prospectus as Exhibit A, states in part, in paragraph 3 that: "On or before May 5, 2000, EPTC shall deliver to Plaintiffs certificates representing a total of 140,000 shares of free trading, non-restricted stock in EPTC..." The Agreement and Mutual Release with Lifeline Enterprises LLC, ("Lifeline"), a copy of which is attached to this Prospectus as Exhibit B, states in paragraph 3, that: "Closing shall be at a time and place mutually agreeable to the parties, but shall occur on or before May 5, 2000." After utilizing its best efforts, EPTC filed the registration statement on May 12, 2000. Plaintiffs' legal counsel and Lifeline have informed EPTC that the Plaintiffs and Lifeline will not abide by the agreements because they deem EPTC to be in breach of the agreements. The Plaintiffs' legal counsel has indicated that Plaintiffs will proceed with the litigation against EPTC. EPTC will not issue the shares registered for the Plaintiffs or Lifeline, absent agreements. Absent agreements, the shares allocated herein for Plaintiffs and Lifeline will remain unissued, and EPTC will proceed with the litigation with the Plaintiffs. There is no assurance that agreements with Plaintiffs or Lifeline will be honored by the Plaintiffs or Lifeline, or that litigation with the Birds will not proceed, causing EPTC to incur additional fees and costs.

                                 USE OF PROCEEDS

         EPTC will not receive any proceeds from the sale of the shares offered by the Selling Securityholders.

                             SELLING SECURITYHOLDERS

         The shares of Common Stock being offered by the Selling Securityholders have been issued to them in consideration for consulting services rendered and legal services performed for EPTC, as well as certain other covenants made for the benefit of EPTC. The following table sets forth certain information with respect to the shares of Common Stock owned by each Selling Securityholder.

          Name of Stock                      Position                No. of Shares of Common
             Holder                        With Company                    Stock Owned
             ------                        ------------                    -----------

            John Bird                    Former Affiliate                   70,000(1)

            Derek Bird                   Former Affiliate                   42,000(2)

    Life Line Enterprises, LLC           Former Affiliate                   60,000(4)

        Mark J. Richardson             Special Legal Counsel                20,000(5)

        David I. Lefkowitz                 Legal Counsel                   272,728(6)

--------------------------------------------

(1) Granted in consideration for the settlement of his claim against EPTC, a general release of all claims against EPTC, and prior services purportedly performed by Mr. John Bird for EPTC.

(2) Granted in consideration for the settlement of his claim against EPTC, a general release of all claims against EPTC, and prior services purportedly performed by Mr. John Bird for EPTC.

(3) Granted in consideration for the settlement of his claim against EPTC, a general release of all claims against EPTC, and prior services purportedly performed by Mr. John Bird for EPTC.

(4) Granted in consideration for prior consulting services for and the assignment of a patent to EPTC.

(5)      Granted in consideration for legal services performed for EPTC.

(6)      72,728  shares  have  been  granted  to  Mr.  David  I.   Lefkowitz  in
         consideration for prior legal services performed for EPTC. An additional 200,000 shares have been reserved for issuance to Mr. Lefkowitz for future legal services to be performed, to be issued as the services are performed by Mr. Lefkowitz for EPTC.

                              PLAN OF DISTRIBUTION

         Sales of the shares of Common Stock by the Selling Securityholders may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the shares of Common Stock directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of shares of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both. Such compensation as to a particular broker-dealer might be in excess of customary commissions.

         The Selling Securityholders and any broker-dealers that act in connection with the sale of the shares of Common Stock as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions received by them and any profit on the resale of the shares of Common Stock earned by them as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of Common Stock against certain liabilities, including liabilities under the Securities Act. EPTC will not receive any proceeds from the sale of the shares of Common Stock.

         The shares of Common Stock are offered by the Selling Securityholders on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. We have agreed to pay all expenses incurred in connection with the registration of the shares offered by the Selling Securityholders except that the Selling Securityholders are exclusively liable to pay all commissions, discounts and other payments to broker-dealers incurred in connection with their sale of Common Stock.

            LIMITATION ON LIABILITY AND INDEMNIFICATION OF DIRECTORS

         Under the  Delaware  General  Corporation  Law and EPTC's  Amended  and
Restated Articles of Incorporation, our directors will have no personal liability to EPTC or its shareholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or
(vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

         The effect of this provision in EPTC's Amended and Restated Articles of Incorporation is to eliminate the rights of EPTC and its shareholders (through shareholder's derivative suits on behalf of EPTC) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of EPTC or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, EPTC's Restated Articles of Incorporation provide that if Delaware law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The Delaware General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law. EPTC's Bylaws provide for indemnification of such persons to the full extent allowable under applicable law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling EPTC pursuant to the foregoing provisions, EPTC has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                  LEGAL MATTERS

         The validity of the Common Stock being offered hereby will be passed upon by Richardson & Associates, 1299 Ocean Avenue, Suite 900, Santa Monica, California 90401. Mark J. Richardson, Esq. is a partner of Richardson &
Associates and is being issued 20,000 shares of EPTC's Common Stock in consideration for certain legal services performed by him for EPTC, including assistance in the preparation of this Prospectus. These shares are covered by this Prospectus.

                                     EXPERTS

         The financial statements and the related supplemental schedules incorporated in this Prospectus by reference from EPTC's Annual Report on Form 10-KSB for the year ended September 30, 1999 have been audited by Singer, Lewak, Greenbaum, and Goldstein, LLC, independent certified public accountants, as set forth in their report appearing with the financial statements, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

No dealer,  salesman or any other person
has been  authorized by EPTC to give any
information     or    to    make     any
representations    other    than   those
contained   in   this    Prospectus   in
connection   with  the   offering   made
hereby,  and  if  given  or  made,  such
information or  representations  may not
be relied upon. The Prospectus  does not
constitute  an  offer  to  sell  or  the
solicitation  of an  offer  to  buy  any
securities other than those specifically
offered hereby or an offer to sell, or a
solicitation  of an offer to buy, to any
person in any jurisdiction in which such
offer or sale would be unlawful. Neither
the delivery of this  Prospectus nor any         ENVIRONMENTAL PRODUCTS &
sale  made  hereunder  shall  under  any         TECHNOLOGIES CORPORATION
circumstances   create  any  implication
that  there  has been no  change  in the
affairs  of EPTC  since  the dates as of                  [LOGO]
which  information is furnished or since                ----------
the date of this Prospectus.                            PROSPECTUS
                                                        ----------
  - - - - - - - - - - - - - - - - - - -                 May 12 2000

            TABLE OF CONTENTS

                                    Page

ADDITIONAL INFORMATION ................2

INCORPORATION OF CERTAIN
DOCUMENTS BY REFERENCE ................2

RISK FACTORS...........................3

USE OF PROCEEDS .......................9

SELLING SECURITYHOLDERS ...............9

PLAN OF DISTRIBUTION .................11

LIMITATION ON LIABILITY AND
INDEMNIFICATION OF DIRECTORS .........11

LEGAL MATTERS ........................11

EXPERTS ..............................11

SETTLEMENT, CONSULTING, AND
MUTUAL GENERAL RELEASE AGREEMENT.......A

CONSULTING AGREEMENT AND
MUTUAL RELEASE.........................B

                                    EXHIBIT A

                              SETTLEMENT AND MUTUAL
                            GENERAL RELEASE AGREEMENT

                              SETTLEMENT AGREEMENT

                           AND MUTUAL GENERAL RELEASE

1        Parties.

      The parties to this Settlement Agreement and Mutual General Release ("Agreement") are:

      a. "Plaintiffs." John Bird, David Bird and Derek Bird.

      b. "EPTC." Environmental Products & Technologies Corporation, a California
                  corporation.

      c. "Mears." Marvin Mears.

      d. "Lerner." Morris Lerner

      e. "Defendants." EPTC, Mears and Lerner.

2.       Recitals.

      This Agreement is entered into with respect to the following facts:

      a. On or about March 19, 1999, Plaintiffs filed a lawsuit against Defendants entitled John Bird, David Bird and Derek Bird v. Environmental Products & Technologies Corporation, et al.. Los Angeles Superior Court Case Number BC207095 (the "Action").

      b. Defendants Mears and Lerner were dismissed on demurrer, and EPTC eventually answered Plaintiffs' Second Amended Complaint, denying the material allegations thereof and asserting various defenses thereto.

      c. The parties have now agreed to resolve and settle their differences and disputes, and each having determined that it is to their individual advantage to do so, now agree to settle and compromise all disputes and claims between them. Accordingly, without the admission of any liability, the parties agree as follows:

3.       Stock Delivery.

         On  or  before  May  5,  2000,   EPTC  shall  deliver  to   Plaintiffs'
     certificates representing a total of 140,000 shares of free trading, non-restricted stock in EPTC, registered as follows:

                  John Bird         70,000 shares
                  Derek Bird        42,000 shares
                  David Bird        28,000 shares

4.       Release by Defendants.

         Effective upon the execution hereof, EPTC, Mears and Lerner, for good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, for themselves, their heirs, successors and assigns, do hereby release and forever discharge Plaintiffs and their employees, agents, attorneys, successors, assigns, heirs, executors and administrators, and each of them (collectively "the Bird Releasees"), from any and all claims, demands, causes of action, and liabilities of every kind and nature whatsoever, known and unknown, suspected and unsuspected, which Plaintiffs ever had, now have, and hereafter can, shall or may have, from the beginning of time to the date hereof, including but not limited to any claims, demands, causes of action or liabilities arising from (a) any services performed by Plaintiffs for EPTC, Mears or Lerner, and (b) any services performed by Plaintiffs for any other person or entity in the waste management, composting or recycling business, including any present or future competitor of EPTC.

5.       Release by Plaintiffs.

         Effective only upon the completed delivery of 100% of the stock provided for in paragraph 3 above, Plaintiffs, for themselves, their heirs, successors and assigns, will release and forever discharge Defendants, their officers, directors, employees, agents, attorneys, successors, assigns, heirs, executors and administrators, and each of them (collectively, "the Defendant Releasees") from any and all claims, demands, causes of action and liabilities of any kind and nature whatsoever, known and unknown, suspected and unsuspected, which Plaintiffs ever had, then have and thereafter can, shall or may have from the beginning of time to the effective date hereof including, but not limited to, any claims, demands, causes of action or liabilities that were asserted or could have been asserted in the Action.

6.       Power to Release.

         The parties each represent and warrant to each other that they are the sole owners of the claims, demands, causes of action and liabilities which they are releasing, and that they have full power to give the releases provided for herein. The parties further represent and warrant to each other that they have not assigned or transferred any of the claims, demands, causes of action or liabilities released herein and the parties each agree to indemnify and hold the other harmless from and against any claims, demands, causes of action and liabilities, including attorneys' fees incurred, arising out of the assertion by any third party of any claims released herein.

7.       Waiver of Unknown Claims.

         The parties each expressly waive the rights and benefits of section 1542 of the California Civil Code, which provides:

         "Section 1542. General Release - Claims Extinguished. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

8.       Representation by Counsel.

         Plaintiffs have been represented in this matter by Dennis A. Kendig of Kendig & Ross, and Defendants have been represented in this matter by David
     I. Lefkowitz of the Law Offices of David I. Lefkowitz. The parties have each entered into this Agreement and have given the releases provided for herein upon the advice of said counsel. The parties each represent and warrant to each other that they have made such investigation of their possible rights and claims that they deem appropriate, and they each agree that they shall not be entitled to set aside the releases provided for herein even if they hereafter learn that their understanding of the facts or law was incorrect or for any other reason. The parties affirm that this Agreement is intended to be final and binding between them, regardless of any claim of misrepresentation, promise made without intention to perform, concealment of fact, mistake of fact or law, or any other circumstance whatsoever.

9.       Costs and Attorneys Fees.

         Each party shall bear his or its own attorney's fees and costs incurred in the Action.

10.      Integration.

         This Agreement contains a single integrated contract expressing the entire agreement of the parties. There are no other agreements, written or oral, express or implied, prior or collateral, between the parties, except the agreement set forth herein. No representative of any party hereto has or had any authority to make any representations or promises not contained in this Agreement, and each of the parties acknowledge they have not executed this Agreement in reliance upon any such representation or promise. This Agreement cannot be modified or changed except by a written instrument signed by each of the parties.

11.      Governing Law; Jurisdiction and Venue.

         This Agreement shall be governed by California law. The parties each submit to the personal jurisdiction of the Los Angeles County Superior Court for the resolution of any claims arising hereunder.

12.      Captions and Interpretation.

         Paragraphs, titles, and captions contained herein are inserted for convenience and reference, and are not intended to define, limit or describe the scope of the Agreement or any provision thereof. No provision of the Agreement is to be interpreted for or against any party on the basis that any particular party or his attorney drafted such provision.

13.      Attorneys Fees.

         The prevailing party in any dispute arising hereunder shall be entitled to recover his or its reasonable attorney's fees and costs incurred in enforcing this Agreement or in pursing claims for any breach thereof.

         IN WITNESS WHEREOF, the undersigned hereby execute this Settlement Agreement and Mutual General Release as of April 14, 2000.

                     ENVIRONMENTAL PRODUCTS & TECHNOLOGIES
                     CORPORATION, a Delaware corporation

                     By: /s/ Marvin Mears
                     --------------------
                             Marvin Mears, President


                         /s/ Morris Lerner
                         -----------------
                             Morris Lerner

                         /s/ John Bird
                         -------------
                             John Bird

                         /s/ Derek Bird
                         --------------
                             Derek Bird

                         /s/ David Bird
                         --------------
                             David Bird

                                    EXHIBIT B

                              CONSULTING AGREEMENT
                               AND MUTUAL RELEASE

                          AGREEMENT AND MUTUAL RELEASE

         THIS AGREEMENT AND MUTUAL RELEASE (hereinafter "Agreement") dated April 14, 2000 between Lifeline Enterprises, L L C, a Utah limited liability company, having an office at 944 East 200 North, Springville, Utah 84663 (hereinafter "Lifeline") and Environmental Products & Technologies Corporation, a Delaware corporation having an office at 5380 North Sterling Center Drive, Westlake Village, California 9163 1 (hereinafter "EPTC")

         WHEREAS, Lifeline is the registered owner of U.S. Patent No. 5,981,270 for Bio- Catalytic Oxidation Reactor and the corresponding pending P.C.T. patent application; and

         WHEREAS, Lifeline owns EPTC stock certificates Nos. 0611 & 0612 for 50,000 shares of EPTC common stock which have been held for over two years; and

         WHEREAS, EPTC desires to acquire U.S. Patent No. 5,981,270 and the corresponding P.C.T. application and is willing to remove the restrictions from the EPTC stock certificates 0611 & 0612.

         WHEREAS, EPTC and Lifeline are parties to two Letters of Understanding, one dated Nov 5, 1997 and the second dated May 18, 1 998, ( the "Letters of Understanding"), and

         WHEREAS, Lifeline and EPTC and their respective principals, agents and employees desire to amicably terminate any and all contracts and business relationship between them and in accordance therewith to enter into a mutual release of all claims and causes of action which exist or may in the future arise out of said contracts and/or relationship heretofore existing between these parties.

         NOW, THEREFORE, in consideration of the mutual promises and obligations set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by this Agreement, the parties hereto agree as follows.

         1. Patent Rights. Lifeline hereby agrees to deliver to EPTC a formal assignment of all right, title and interest in and to U S Patent No. 5,981,270 for Bio-Catalytic Oxidation Reactor, together with an assignment of the corresponding P.C.T. patent application.

         2. Restricted Stock. EPTC hereby agrees to deliver to Lifeline an opinion by EPTC legal counsel sufficient to effectuate removal of all restrictions from EPTC certificates 0611 & 0612.

         3. Free-trading Stock. EPTC hereby agrees to deliver to Lifeline 60,000 shares of unrestricted, tree-trading stock of EPTC.

         4. Closing and Delivery. All assignments, opinions, certificates and/or documents called for by this Agreement shall be delivered to the respective parties at the time of execution of this Agreement. Closing shall be at a time and place mutually agreeable to the parties, but shall occur on or before May 05, 2000.

         5. Release by EPTC. Effective upon the execution hereof EPTC, for good and valuab1e consideration, the adequacy and receipt of which are hereby acknowledged, for itself, its successors and assigns, do hereby release and forever discharge Lifeline and its members (Gary D. Roberts, Linda L. Roberts, Verlin J. Roberts and Robert
              B. Crouch ), employees, agents, attorneys, successors, assigns, heirs, executors and administrators, and each of them ( collectively "the Lifeline Re1easees"), from any and all claims, demands, causes of action, and liabilities of every kind and nature whatsoever, known and unknown, suspected and unsuspected, which EPTC ever had, now has, and hereafter can, shall, or may have, from the beginning of time to the date hereof, including but not limited to any claims, demands, causes of action or liabilities arising from (a) Life1ine's obligations under the Letters of Understanding, and(b) any services performed by the Lifeline Releasees for any other person or entity in the waste management, composting or recycling business, including any present or future competitor of EPTC.

         6. Release by Lifeline. Effective only upon the completed delivery of 100% of the stock provided for in paragraph 3 above, Lifeline, for itself, successors and assigns, will release and forever discharge EPTC and its officers, directors, employees, agents, attorneys, successors, assigns, heirs, executors and administrators, and each of them (collectively, "the EPTC Releasees") from any and all claims, demands, causes of action and liabilities of any kind and nature whatsoever, known and unknown, suspected and unsuspected, which Lifeline ever had, then has and thereafter can, shall or may have from the beginning of time to the effective date hereof inc1uding, but not limited to, any claims, demands, causes of action or liabilities arising from EPTC's obligations under the Letters of Understanding.

         7. Power to Release. The parties each represent and warrant to each other that they are the sole owners of the claims, demands, causes of action and liabilities which they are releasing, and that they have full power to give the releases provided for herein The parties further represent and warrant to each other that they have not assigned or transferred any of the claims, demands, causes of action or liabilities released herein and the parties each agree to indemnify and hold harmless from and against any claims, demands, causes of action and liabilities, including attorneys' fees incurred, arising out of the assertion by any third party of any claims released herein.

         8. Waiver of Unknown Claims. The parties each expressly waive the provisions, rights and benefits of section 1542 of the California Civil Code, which provides:

              "Section 1542 General Release-Claims Extinguished. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

         9. Representation by Counsel. Lifeline has been represented in this matter by John L. Runft of the Law Offices of John L Runft, and EPTC have been represented in this matter by David I. Lefkowitz of the Law Offices of David I Lefkowitz. The parties have each entered into this Agreement and have given the releases provided for herein upon the advice of counsel. The parties each represent and warrant to each other that they have made such investigation of their possible rights and claims that they deem appropriate, and they each agree that they shall not be entitled to set aside the releases provided herein even if they hereafter learn that their understanding of the facts or law was incorrect or for any other reason. The parties affirm that this Agreement is intended to be final and binding between them, regardless of any claim or misrepresentation, promise made without intention to perform, concealment of fact, mistake of fact or law, or any other circumstance whatsoever.

         10. Notice. Any notices required or permitted to be given pursuant to this Agreement shall be given by prepaid, certified mail, addressed to the other parties indicated below or to any change of address given one party to the other pursuant to written notice.

                  Lifeline:Lifeline Enterprises, L.L.C.
                           944 East 200 North
                           Springville, Utah  84663

                  EPTC: Environmental Products & Technologies Corporation 5380 North Sterling Center Drive
                          Westlake Village, California  91361

         11.  General Provisions.

           A. Entire Agreement. This Agreement constitutes and is the entire agreement of the parties and supersedes all other prior understandings and/or agreements between the parties regarding the matters herein contained, whether verbal or written and fully supersedes all prior negotiations, agreements, and understandings of the parties including, but not limited to the Letters of Understanding No representations or warranties shall be deemed to have been made by either party in connection with this transaction unless expressly herein set forth.

           B. Assignment. Neither party shall be entitled to assign its interest without the prior written approval of the other party.

           C. Execution of Other Documents. Each of the parties agrees to execute any other documents reasonably required to fully perform the intentions of this Agreement.

           D. Binding Effect. This agreement shall inure to and be binding upon the parties hereto, their agents, employees, heirs, personal representatives, successors and assigns.

           E. No Waiver of Future Breach. The failure of one party to insist upon strict performance or observance of this Agreement shall not be a waiver of any future breach or of any terms or conditions of this Agreement.

           F. Attorney's Fees. In the event of any litigation arising out of this Agreement, between any of the parties hereto, their heirs, personal representatives, agents, successors or assigns, the prevailing party shall be entitled to recover costs and attorney's fees.

           G. Time of Essence. The parties agree that time is of the essence in regard to this Agreement.

           H. Governing Law. This Agreement shall be governed and interpreted by the laws of the State of California.

           I. Execution of Multiple Originals. Two original counterparts of this Agreement shall be executed by these parties.

           J. Severability. In the event any provision of this Agreement conflicts with the applicable law, such conflicts shall not affect the provisions of this Agreement which can be given effect without the conflicting provision.

         IN WITNESS WHEREOF, the parties have hereunto set their hands the day and year first above written.

                       ENVIRONMENTAL PRODUCTS &
                       TECHNOLOGIES CORPORATION,
                       a Delaware corporation

                       By:/s/ Marvin Mears
                       -------------------
                              Marvin Mears, President

                       LIFELINE ENTERPRISES, LLC,
                       a Utah limited liability company


                          /s/ Robert Croch
                          ----------------
                              Robert Crouch, Manager